Exhibit 99.1

                  Gouverneur Bancorp Announces 2007 Fiscal Year
                      Second Quarter and Six Months Results

Gouverneur, New York, May 1, 2007: Gouverneur Bancorp, Inc. (AMEX: GOV) (the "Company") and its subsidiary, Gouverneur Savings and Loan Association (the "Bank"), today announced the fiscal year results for the second quarter and six months ended March 31, 2007.

For the three months ended March 31, 2007, the Company reported net income of $183,000, or $0.08 per diluted share, representing a decrease of $203,000, or 52.6% over last year's net income of $386,000, or $0.17 per diluted share. The annualized return on average assets and average equity for the three months ended March 31, 2007 were 0.56% and 3.67%, respectively, compared to 1.25% and 8.10%, respectively, at March 31, 2006. Last year's quarter included $62,000 in life insurance income and $98,000 from the gain on sale of securities available for sale. The absence of that income in this year's quarter represented more than half of the decrease in income before income taxes of $289,000 from $565,000 for the three months ended March 31, 2006 to $276,000 for this year's quarter. The balance of the decrease resulted primarily from an increase of $143,000 in non-interest expenses in this year's quarter as compared to last year's quarter.

For the six months ended March 31, 2007, the Company reported net income of $399,000, or $0.17 per diluted share, representing a decrease of $282,000, or 41.4% from last year's net income of $681,000, or $0.30 per diluted share. The annualized return on average assets and average equity for the six months ended March 31, 2007 were 0.61% and 3.98%, respectively, compared to 1.11% and 7.19%, respectively, during the six months ended March 31, 2006. The loss of $160,000 of income from life insurance proceeds and gain on sale of securities represented almost 40% of the decrease in income before income taxes of $416,000 from $1,022,000 for the first six months of fiscal 2006 to $606,000 for the same period in fiscal 2007. A reduction of $58,000 in net interest income and a $200,000 increase in non-interest expense further reduced income before income taxes.

Since September 30, 2006, total assets grew $2.4 million, or 1.8%, from $130.1 million to $132.5 million at March 31, 2007, while net loans increased $1.4 million, or 1.3%, from $105.6 million to $107.0 million over the same period.

Deposits increased $1.9 million, or 2.6%, from $72.5 million at September 30, 2006 to $74.4 million at March 31, 2007. $1.7 million of the increase in deposits was the result of purchasing brokered deposits. Advances from the Federal Home Loan Bank of New York increased from $35.3 million at September 30, 2006 to $35.7 million at March 31, 2007.

Shareholders' equity was $20.2 million at March 31, 2007, an increase of 1.5% over the September 30, 2006 balance of $19.9 million. The book value of Gouverneur Bancorp, Inc. was $8.78 per common share based on 2,300,259 shares outstanding at March 31, 2007. The company paid on March 31, 2007 a semi-annual cash dividend of $0.16 per share to public shareholders of record on March 15, 2007. Cambray Mutual Holding Company, the Company's parent mutual holding company and majority shareholder, waived its right to receive that dividend.

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Commenting on the year's results, Mr. Bennett said, "Interest rate spread, the difference between the average rate we earn on our interest-earning assets and the cost of our interest-bearing liabilities, continues to decrease even though the Federal Reserve has paused raising short-term interest rates. Cost of deposits and borrowed funds continue to edge upward as maturities price higher. We are pleased that our net interest income has only decreased $58,000 during the first six months of the 2007 fiscal year as compared to the first six months of the 2006 fiscal year. This means that the growth in the balance sheet over the past several years, namely in loan growth, has thus far helped reduce the effect of reduced interest margins. It is not clear at this time if or when the Fed will act to reduce interest rates. The market is still anticipating that it will happen as indicated by the inverted Treasury interest rate curve."

Mr. Bennett continued, "We have seen a surge in non-interest expense during the first six months of this fiscal year. The cost of health insurance benefits shows a $47,000 increase this year. However, health benefits costs were lowered by a $40,000 adjustment in last year's period as an accrued liability was reversed due to a change in the health plan eliminating self-insurance. Consequently, health benefit costs are actually up just $7,000 from last year. Also, we have seen operating costs rise due to the addition of the new branch office. We knew these costs would increase, but the construction was necessary to improve drive-up facilities and provide for the future growth of the Bank. We also began recognizing costs for compliance with the Sarbanes-Oxley Act of 2002,
Section 404 ("SOX 404"), requiring management of public companies to assess and report on the effectiveness of their internal controls over financial reporting. As a small business filer we are required to comply by September 30, 2008. As of March 31, 2007 we have booked $10,000 in expense for an outside consultant for SOX 404, and we expect the total costs will be between $30,000 and $40,000 in this fiscal year."

The Company, which is headquartered in Gouverneur, New York, is the holding company for Gouverneur Savings and Loan Association. Founded in 1892, the Bank is a federally chartered savings and loan association offering a variety of banking products and services to individuals and businesses in its primary market area in southern St. Lawrence and northern Lewis and Jefferson Counties in New York State.

Statements in this news release contain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs of management as well as assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. These risks and uncertainties include among others, the impact of changes in market interest rates and general economic conditions, changes in government regulations, changes in accounting principles and the quality or composition of the loan and investment portfolios. Therefore, actual future results may differ significantly from results discussed in the forward-looking statements due to a number of factors, which include, but are not limited to, factors discussed in the documents filed by the Company with the Securities and Exchange Commission from time to time.

For more information, contact Robert J. Twyman, Vice President and Chief Financial Officer at (315) 287-2600.